Exhibit 10.1

TOMI Enters Into a JV Agreement With Eco_Green Environment - Singapore

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--May 19, 2011--TOMI Environmental Solutions, Inc. (“TOMI”) (OTCBB:TOMZ), a global green air remediation and infectious disease control company, and Eco_Green Environment Private Limited (“Eco_Green”), a Singapore Private Investment company, announced today the formation of a joint venture, TOMI Environmental Solutions – China, a private Singapore limited company.

Eco_Green Environment Private Limited is a Singapore Private Investment company with expertise in the Indoor environmental field and background with professionals of political and business stature within the country of China. Eco_Green intends to use its resources to promote the sale and use of TOMI’s services, technology and products in China.

Discussing the benefits of this joint venture agreement, Dr. Halden Shane, TOMI’s Chief Executive Officer, stated, “In spite of the ongoing effects of the global economic slowdown, our products continue to attract interest on the global stage. Having such an influential partner with whom we can work to demonstrate our products’ effectiveness in providing truly clean indoor air and surfaces is an exciting new development for us. Combined with our recent new partners who are committed to helping us serve other international regions, we expect that the international reputation of our products will be materially enhanced during the coming years.”

About TOMI Environmental Solutions, Inc.

TOMI Environmental Solutions, Inc. (OTCBB:TOMZ) is a leading provider of environmental equipment and services that are using UV ozone, activated hydrogen peroxide and UVGI-Filtration to achieve a safe and healthy indoor environment. TOMI’s equipment can treat issues that involve infectious disease control. Compared to other existing methods of air remediation and purification, TOMI’s systems produce by-product-free ozone or activated hydrogen peroxide mist with a high degree of safety and industry expertise. The Company offers its non-ozone producing UV germicidal accessories, the "Terminator," that can be permanently installed to maintain clean indoor air.

TOMI also develops training programs and application protocols for its clients and is a member in good standing with the Indoor Air Quality Association, The International Ozone Association, The United States Green Building Council.

For more product information, visit www.tomiesinc.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors that could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of this release.

CONTACT:
TOMI Environmental Solutions, Inc.
Dr. Halden Shane, Chairman of the Board & CEO
(310) 275-2255
or
Investor Relations:
Syndicated Capital, Inc.
Faith Lee, (310) 255-4482